EXHIBIT 10.1

TENTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
AND WAIVER OF DEFAULTS

This Amendment, dated as of October 30, 2008, is made by and between NETLIST, INC., a Delaware corporation, and NETLIST TECHNOLOGY TEXAS, L.P., a Texas limited partnership (each a “Borrower” and collectively, the “Borrowers”), on the one hand, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the other hand.

RECITALS

The Borrowers and Wells Fargo Business Credit, Inc., a Minnesota corporation (“WFBCI”), are parties to an Amended and Restated Credit and Security Agreement, dated as of December 27, 2003, as amended by a First Amendment to Amended and Restated Credit and Security Agreement, dated as of June 30, 2004, a Second Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of December 20, 2005, a Third Amendment to Credit and Security Agreement, dated as of February 14, 2006, a Fourth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of April 18, 2006, a Fifth Amendment to Credit and Security Agreement, dated as of July 28, 2006, a Sixth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of December 29, 2006, a Seventh Amendment to Credit and Security Agreement, dated as of March 21, 2007, an Eighth Amendment to Amended and Restated Credit and Security Agreement, dated as of June 30, 2007, and a Ninth Amendment to Amended and Restated Credit and Security Agreement, dated as of May 2, 2008 (as so amended, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

WFBCI has merged with and into Lender and Lender is the surviving corporation.

The Borrowers are in default of the following provision of the Credit Agreement (the “Existing Default”) (numbers appearing between “< >“ are negative):

	Required Performance		Actual Performance
Section/Covenant	3 Months Ended	Maximum Net Loss	3 Months Ended	Net Loss
Section 6.2(b) – Minimum Net Income (Maximum Net Loss)	9/30/08	<$3,200,000>	9/30/08	<$7,421,435>

The Borrowers have requested that the Lender waive the Existing Default and make certain amendments to the Credit Agreement, which the Lender is willing to do pursuant to the terms and conditions set forth herein

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms.

(a)           Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

(b)           The definition of “Letter of Credit Sublimit” set forth in Section 1.1 of the Credit Agreement is hereby deleted.

(c)           The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety as follows:

“Default Rate” means an annual interest rate equal to one and one-half percent (1.5%) over the Floating Rate, which interest rate shall change when and as the Prime Rate changes.

“Floating Rate” means an annual interest rate equal to the greater of (i) the sum of the Prime Rate plus the applicable Margin, which interest rate shall, in each case, change when and as the Prime Rate changes, or (ii) five percent (5.0%).

“Security Documents” means this Agreement, the Lockbox and Collection Account Agreement, the Security Agreements, the Securities Account Control Agreement, and any other document delivered to the Lender from time to time to secure the Obligations.

(d)           The following new definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“BA” means a banker’s acceptance issued by the Lender pursuant to Section 2.5A.

“BA Amount” means the aggregate face amount of any issued and outstanding BAs.

“L/C and BA Sublimit” means Nine Million Dollars ($9,000,000).

“Tenth Amendment” means that certain Tenth Amendment to Amended and Restated Credit and Security Agreement, dated as of October 30, 2008, between the Borrowers and the Lender, amending this Agreement.

“Securities Account Control Agreement” means that certain Securities Account Control Agreement, dated as of June 25, 2008, by and among Netlist, Inc., Wells Fargo Bank, National Association, acting through its Investment Group, and Wells Fargo.

“Securities Collateral” has the meaning of “Collateral” as defined in the Securities Account Control Agreement.

2.             Amendment to Section 2.4(b).  Section 2.4(b) of the Credit Agreement is hereby amended in its entirety as follows:

(b)           The initial notice sent by the Lender shall be sent as promptly as practicable after such Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore such Lender’s Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, such Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. The Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

3.             Amendment to Section 2.5(a)(i).  Clause (i) of Section 2.5(a) of the Credit Agreement is hereby amended in its entirety as follows:

(i)            The L/C and BA Sublimit less the sum of (x) the L/C Amount, and (y) the BA Amount, or

4.             New Section 2.5A.  A new Section 2.5A is hereby added to the Credit Agreement immediately following Section 2.5 thereof as follows:

Section 2.5A         Banker’s Acceptances.  The Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the effectiveness of the Tenth Amendment and prior to the Termination Date, one or more BAs for the Borrowers’ account.  The Lender shall have no obligation to issue any BA during any Default Period or if the face amount of the BA to be issued would exceed the lesser of:

(i)            The L/C and BA Sublimit less the sum of (x) the L/C Amount, and (y) the BA Amount, or

(ii)           Availability.

Each BA may be used for financing acceptance transactions for a maximum tenor of ninety (90) days but not to extend beyond the Termination Date.  In calculating the principal amount outstanding hereunder, the calculation shall include the face amount of any BA outstanding. The Borrowers agree:

(a)           Each BA shall be in an amount not less than Twenty-Five Thousand Dollars ($25,000).

(b)           Any sum owed to the Lender under a BA may, at the option of the Lender, be added to the principal amount outstanding under the Revolving Note and Section 2.1.  The amount will bear interest and be due as described elsewhere in this Agreement.

(c)           Upon the occurrence of an Event of Default, to immediately prepay and make the Lender whole for any and all outstanding BAs.

(d)           The issuance of any BA is subject to the Lender’s express approval and must be in form and content satisfactory to the Lender.

(e)           To sign the Lender’s standard form agreement for BAs, and to pay any issuance and/or other fees that the Lender notifies the Borrowers will be charged for issuing and processing BAs for the Borrowers.

(f)            To allow the Lender to automatically charge its checking account for applicable fees, discounts, and other charges.

5.             Amendment to Section 2.12(b).  Section 2.12(b) of the Credit Agreement is hereby amended in its entirety as follows:

(b)           Margins.  The Margins for all Floating Rate Advances and all LIBOR Advances shall be the Margins set forth in the table below opposite the applicable balance of the Borrowers’ combined account balance maintained at WF Institutional Brokerage Services:

Borrowers’ Combined Account Balance Maintained at WF Institutional Brokerage Services	Margin for Floating Rate Advances	Margin for LIBOR Advances
$ 12,000,000 or greater	2.50 percentage points (250 basis points)	5.00 percentage points (500 basis points)
Less than $12,000,000	3.00 percentage points (300 basis points)	6.00 percentage points (600 basis points)

Account balances will be tested as of the end of each month based on the statements delivered pursuant to Section 6.1(r).  Any reductions or increases in the Margins will be effective as of the first day of the month following the applicable test date.  In the event that the Borrowers fail to timely deliver the statements required pursuant to Section 6.1(r), in addition to and not in substitution for any of the Lender’s other rights and remedies available upon an Event of Default, all Margins shall be presumed to be based on an account balance of less than $12,000,000 until such statements are delivered to the Lender. Notwithstanding the foregoing, no reduction in any Margin will be made if a Default Period exists at the time that such reduction would otherwise be made.

6.             Amendment to Section 2.13(f).  Section 2.13(f) of the Credit Agreement is hereby amended in its entirety as follows:

(f)            BA Fees.  The Borrowers shall pay to the Lender a fee with respect to each BA, in an amount equal to one percent (1.0%) per annum of the face amount of such BA (but in not event less than $125), pro rated for the tenor of the BA based on a year of 360 days, payable upon issuance; provided, however, if the Lender, in the Lender’s sole discretion and without waiving any of its other rights and remedies, agrees to issue any BA during a Default Period, such fee shall increase to four percent (4.0%) per annum of the face amount of such BA (but in no event less than $500), pro rated for the tenor of the BA based on a year of 360 days, payable upon issuance. The foregoing fee shall be in addition to any and all fees, commissions and charges of Wells Fargo Bank with respect to or in connection with such BA.

7.             Amendment to Section 3.1.  Section 3.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:

Notwithstanding the foregoing, the Securities Collateral shall secure only the Obligation of Reimbursement and any Indebtedness owed to the Lender with respect to all BAs.

8.             Financial Covenants.  Section 6.2 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.2             Financial Covenants.

(a)           Intentionally Deleted.

(b)           Minimum Net Income (Maximum Net Loss).  The Borrowers will achieve, for each rolling three month period described below, Net Income (or Net Loss) of not less than (or more than, as applicable) the amount set forth for each such period (numbers appearing between “< >“ are negative):

Three Months Ending:	Minimum Net Income / Maximum Net Loss
October 31, 2008	<$10,000,000>
November 30, 2008	<$11,200,000>
December 31, 2008	<$5,000,000>

(c)           Capital Expenditures.  The Borrowers will not incur or contract to incur Capital Expenditures of more than $1,300,000 in the aggregate during the fiscal year ending December 31, 2008.

(d)           Intentionally Deleted.

(e)           Intentionally Deleted.

(f)            Minimum Liquidity.  The Borrowers will maintain at all times, determined as of the end of each month, the sum of their cash and cash equivalents (including any cash maintained at WF Institutional Brokerage Services that is pledged to the Lender as Collateral for the Indebtedness) at an amount not less than $20,000,000.

9.             Amendment to Section 6.10(a).  Section 6.10(a) of the Credit Agreement is hereby amended in its entirety as follows:

(a)           The Borrowers will keep accurate books of record and account for themselves pertaining to the Collateral and pertaining to each Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrowers at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to either Borrower, and to discuss each Borrower’s affairs with any of its Directors, Officers, employees or agents.  Notwithstanding the foregoing, the Lender shall not conduct such audits more than four times per calendar year unless an Event of Default has occurred and is continuing.

10.           Waiver of Existing Default.  Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Default.  This waiver of the Existing Default shall be effective only in this specific instance and for the specific purpose for which it is given, and shall not entitle the Borrowers to any other or further waiver in any similar or other circumstances.

11.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

12.           Amendment Fee. The Borrowers shall pay Lender as of the date hereof a fully earned, non-refundable fee in the amount of $50,000 in consideration of Lender’s execution and delivery of this Amendment (the “Amendment Fee”).

13.           Conditions Precedent. This Amendment, and the waiver of the Existing Default set forth in Paragraph 10, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           Payment in full of the Amendment Fee.

(b)           Such other matters as the Lender may require.

14.           Representations and Warranties. Each Borrower hereby represents and warrants to the Lender as follows:

(a)           Such Borrower has all requisite power and authority to execute this Amendment, to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by such Borrower and constitute the legal, valid and binding obligation of such Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by each Borrower of this Amendment has been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or by-laws of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

15.           References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

16.           No Other Waiver.  Except as otherwise provided in Paragraph 10 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

17.           Release.

(a)           Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  Each Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b)           Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, they will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

18.           Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, and the Amendment Fee.

19.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division		NETLIST, INC.
		By:	/s/ Chun K. Hong
Name: Chun K. Hong
By:	/s/ John Curry	Its: President
Name: John Curry
Its Vice President

NETLIST TECHNOLOGY TEXAS L.P. By: Netlist Holdings GP, Inc., its general partner

			By:	/s/ Chun K. Hong
Name: Chun K. Hong
Its: President